EXHIBIT A

                                   [LETTERHEAD
                                       OF
                           AMERICAN INDUSTRIES, INC.]



May 2, 1997


Mr. Eben S. Moulton
President
Signal Capital Corporation
55 Ferncroft Road
Danvers, Massachusetts  01923

Re: Purchase of Shares of Common Stock of The Sirena Apparel Group, Inc., held by Signal Capital Corporation and Affiliates

Dear Eben:

This letter sets forth the terms of the agreement by which American Industries, Inc., an Oregon corporation ("Buyer"), agrees to purchase from Signal Capital Corporation ("Seller") all shares of the Common Stock (the "Shares") of The Sirena Apparel Group, Inc., a Delaware corporation ("Sirena"), held by Seller or Seller's affiliates ("Agreement"). We understand that there are not less than 1,096,185 Shares.

     1. PURCHASE PRICE. The purchase price per Share for the Shares will be the Closing Interdealer Bid Price as reported on Nasdaq for April 30, 1997, VIZ. $3 1/16 per Share. Thus, the aggregate purchase price for the Shares which are the subject of this Agreement (assuming the purchase of exactly 1,096,185 Shares) would be $3,357,067 (the "Purchase Price").

     2. DELIVERY OF SHARES. At closing, Seller will deliver to Buyer certificates representing the Shares, duly endorsed in blank for transfer, with signatures guaranteed, together with any documents necessary or reasonably requested by Buyer to transfer to Buyer good and indefeasible title to the Shares. Seller shall pay any documentary or transfer tax applicable to the transfer of the Shares. If Seller is unable to deliver certificates evidencing the Shares to Buyer at the Closing, Seller will take all steps that may be necessary to deliver, or cause the transfer agent for Sirena to deliver to Buyer, as soon as reasonably possible after the Closing, one or more certificates evidencing the Shares. Such steps may include the execution and delivery by Seller of one or more lost stock certificate affidavits and indemnity agreements. Seller will indemnify Buyer and hold Buyer harmless from any losses, costs and expenses incurred by Buyer as a result of Seller's failure to deliver certificates evidencing the Shares as soon as reasonably possible after the Closing. Payment of the purchase price shall be conditioned upon delivery of the Shares.

     3. RESIGNATIONS. Seller has three designees on Sirena's Board of Directors:
     Eben S. Moulton, Jeffrey J. Holland and Nicholas Binkley. Seller will cause such designees to submit their resignations as directors of Sirena no later than 5:00 p.m., California time, on Friday, May 9, 1997.

     4. OWNERSHIP OF SHARES. Seller is the legal and beneficial owner of, and has legal and valid title to, the Shares free and clear of all liens, claims and encumbrances whatsoever, and the Shares are legally issued, fully paid and nonassessable. Delivery of the Shares to Buyer will transfer to Buyer good and indefeasible title to the Shares, free and clear of all liens, charges and encumbrances whatsoever.

     5. AUTHORIZATION. Seller has the full right, power, legal capacity and authority to enter into this Agreement and to sell and deliver to Buyer the Shares.

     6. INVESTMENT REPRESENTATIONS. Buyer is purchasing the Shares from Seller in accordance with the terms hereof for Buyer's own account without a view to any distribution of the Shares in violation of federal or state securities laws. Buyer has been informed and understands that none of the Shares have been registered under federal or state securities laws and must be held indefinitely unless the Shares are subsequently registered or an exemption from such registration is available. Buyer has had access to all information concerning Sirena as Buyer has deemed necessary or appropriate in order to enable Buyer to make an informed investment decision with respect to the acquisition of the Shares. Buyer has such knowledge and experience in financial matters that Buyer is capable of evaluating the merits and risks of Buyer's investment in the Shares. Buyer expressly acknowledges that Seller has not made any representations or warranties to it (except as expressly set forth herein) regarding Sirena or its business or affairs, and that Buyer has, independently and without reliance upon Seller, based on its own due diligence investigation, made its own investment decision with respect to its acquisition of the Shares.

     7. EXPENSES. Each party will pay its own expenses in this transaction, including any attorney and accountant fees and finders' fees.

     8. BROKER. Seller does not owe any fee to any broker or finder in connection with the purchase and sale of the Shares.

     9. CLOSING. The parties will close this transaction on May 7, 1997, unless the parties otherwise agree in writing to a different closing date. Buyer will pay the Purchase Price to Seller by wire transfer at closing. All deliveries at the closing will be conditional upon the happening of all of the events of the closing. Closing may take place by facsimile, electronic and/or telephone communication. Buyer is prepared to disburse funds on the morning of May 5, 1997.

     10. FACSIMILE SIGNATURES. The parties may execute this Agreement by facsimile signature. Any such facsimile signature will be as valid and binding upon the parties as a manually signed original signature.

     11. TIME OF ESSENCE. Time is of the essence of this Agreement.

     12. GOVERNING LAW. This Agreement is executed and will be governed by the substantive law of the State of Oregon.

     13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     14. EXPIRATION OF OFFER. This offer will automatically expire unless it has been accepted on or prior to five PM Pacific Daylight Time on Friday May 2, 1997.

If the terms set forth in this Agreement are acceptable, please sign and date the enclosed copy of this letter and return it to me.

                                    Very truly yours,

                                    /s/ Howard H. Hedinger

                                    Howard H. Hedinger
                                    President
                                    American Industries, Inc.


Agreed to and accepted:
Dated:  May 2, 1997.

                                    SIGNAL CAPITAL CORPORATION


                                     /s/ Eben S. Moulton
                                    --------------------------
                                    Eben S. Moulton
                                    President